Exhibit 10.1 OCTUS ENERGY
License Agreement
Non-Exclusive License Agreement Between
Octus, Inc. and EcoNexus for
ENVIRONMENT IMPACT MANAGER TECHNLOGY

2/3/2010

PROPRIETARY AND CONFIDENTIAL

This is a non-exclusive license between Octus, Inc. and EcoNexus for the purpose of incorporating EcoNexus technology into Octus SmartPortal and related development efforts.

License Agreement for

Environmental Impact Manager Technology

This seven-year (7-year) non-exclusive license agreement (“Agreement”) is effective February 3, 2010 (“Effective Date”), by and between EcoNexus a California corporation having a principal place of business at 5071 Rodeo Circle, Antioch, California 94531 (hereinafter referred to as "Licensor"), and Octus, Inc., a Nevada corporation, having its principal place of business at 803 2nd St., Suite 303, Davis, California 95616 (hereinafter referred to as "Licensee").  Licensor and Licensee will be referred to herein, on occasion, individually as “Party” or collectively as “Parties”.

RECITALS

WHEREAS, Licensor is the sole owner of Technology identified as Environmental Impact Manager Technology (hereinafter referred to as "Technology");
WHEREAS, Licensor is the sole owner of proprietary technical information relating to use of Environmental Impact Manager Technology (hereinafter referred to as "Platform");
WHEREAS, Licensee desires to obtain a seven-year (7-year) non-exclusive license and thereafter a royalty-free right to employ and further develop the Technology and to use the Platform, (hereinafter referred to as "Technology") to make, have made, use, and sell products that can be prepared using the Technology;
WHEREAS, Licensee desires to develop and offer for sale Licensee-branded products and services based on Technology and incorporating Licensee’s own Intellectual Property;
WHEREAS, Licensor currently operates and is currently responsible for operation of Technology and is willing to extend present operating support for use by Licensee subject to the conditions and restrictions set forth below; and
NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Licensor and Licensee agree as follows:

Exhibit A	License Agreement

1.  DEFINITIONS

1.1.           For the purpose of this License Agreement, unless the context clearly or necessarily indicates otherwise, the following words and phrases shall have the meanings set forth below:
1.2.           "Affiliate" of a party means any corporation or other legal entity directly or indirectly controlling, controlled by or under common control of such party.
1.3.           “Cancellation Period” means that period that ends at the later of 60 days or such period as is mutually agreed to representing the period of initial development within which Licensee completes such development activities contained in Exhibit B to deliver initial products or services incorporating licensed Technology.
1.4.           "Effective Date" means the later of (a) the date when this Agreement is fully executed by the parties; or (b) the date development commences pursuant to development agreement contained in Exhibit B.
1.5.           “Fair Market Value" means the cash consideration which Licensee would realize from an unaffiliated buyer in an arm's length sale of a similar item sold in the same quantity and at the same time and place of the transaction.
1.6.           "Intellectual Property" means Intellectual Property arising out of Licensee's software development efforts.  The subject matter of Intellectual Property is described in Exhibit A.
1.7.           “Licensed Field of Use” means full field of use.
1.8.           "Licensed Method" means any process or method the use or practice of which, but for the license granted pursuant to this Agreement, (a) would infringe, or contribute to or induce the infringement of, a Valid Claim of any issued, unexpired patent under Patent Rights, or (b) is covered by a claim in a pending patent application under Patent Rights.  As used in subsection (b) of this Paragraph 1.7, “covered by a claim in a pending patent application” means that such use or practice would, but for the license granted pursuant to this Agreement, constitute infringement, or contributory infringement, or inducement of infringement of such claim if such claim were issued.
1.9.           “Licensed Product” means any product or material, the creation, use, Sale, offer for Sale, or import of which would require the incorporation of the Technology.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

1.10.           “Licensed Service” means a service provided using Technology, including without limitation any such service provided in the form of contract development or other development performed by Licensee on behalf of a third party.
1.11.           “Licensed Territory” means worldwide.
1.12.           "License Year" means the one year period starting on the Effective Date of this Agreement and ending one calendar year later, and then each successive calendar year until the last day of the third License Year. A “License Month” is any Month that falls within a License Year.
1.13.           “Net Sales” means the gross invoice price charged by Licensee or a Sublicensee for Sales of Licensed Products and Licensed Services, less the sum of the following actual and customary deductions where applicable:  cash, trade or quantity discounts; sales, use, tariff, import/export duties or other excise taxes when included in sales, but not value-added taxes assessed or income taxes derived from such sales; transportation charges; and, allowances or credits to customers because of rejections or returns.
1.14.           "Sale" or "Sales" shall mean any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer, or other disposition of the Licensed Product(s).  A Sale of Licensed Product(s) or Licensed Service(s) shall be deemed completed at the time that Licensee receives payment for such Licensed Products.  In determining the amount of Sales, Licensee may first deduct applicable returns and allowances, as well as charges for freight, handling, transportation, in-transit insurance, sales taxes, use taxes and other applicable taxes paid by Licensee with respect to the sale, use, lease, transfer or other disposition of Licensed Products ("Net Sales").
1.15.           "Technical Information" means the proprietary information developed, owned or controlled by Licensor as of the date of this Agreement relating to Technology and related systems, which Licensor is free to disclose, and which information is now known to Licensee, members of Licensor’s service providers, or which is disclosed to Licensee under this Agreement, including, without limitation, designs, drawings, reports, trade secrets, specifications, know-how and other technical information.  The subject matter of the Technical Information is described in Exhibit A.
1.16.           “Sublicense” means a sublicense under this Agreement.
1.17.           “Sublicensee” means a sublicensee under this Agreement.
1.18.           “Sublicense Agreement” means a sublicense agreement under this Agreement.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

 GRANT

2.1.           Subject to the limitations set forth in this Agreement, Licensor hereby grants to Licensee a seven-year (7-year) non-exclusive license and thereafter a royalty-free right to the Technology, including all source code and supporting materials and information required to further develop the Technology and incorporate such work into a Licensed Product, in the Licensed Field of Use in the Licensed Territory, to develop, use, offer for Sale, import, and Sell Licensed Products and Licensed Services.
2.2.           This non-exclusive license is subject to Licensor's reservation of a non-exclusive, nontransferable, irrevocable, paid-up license for itself and its Affiliates to practice or have practiced the Technology including without limitation, the right of Licensor to perform development for itself.
2.3.           The rights and licenses granted to Licensee herein, shall be effective as of the Effective Date.
2.4.           Licensee shall use reasonable commercial efforts to develop for commercial use and to practice the Technology as soon as reasonably possible, consistent with sound and reasonable business practices.
2.5.           Licensor shall use reasonable commercial efforts, consistent with sound and reasonable business practices, to support completion of deliverables identified in Exhibit B thereby enabling Licensee to sell Licensed Products and Licensed Services enabled by Licensed Technology.

3.  CONSIDERATION

3.1.           Upon completion of deliverables described in Exhibit B and immediately following Cancellation Period, Licensee shall authorize grant to Licensor and any such Licensor Affiliates as Licensor designates (“Designated Affiliates”) at Licensor’s discretion, a total of One Hundred Thousand (100,0000) restricted common shares of Octus, Inc., subject to the terms of the Stock Purchase Agreement contained in Exhibit C. During the Cancellation Period and prior to 30 days following the close of the Cancellation Period, Licensor shall execute or cause to be executed Stock Purchase Agreements by Licensor and any such Designated Affiliates. Licensor shall list all Designated Affiliates that will receive shares and the number of shares each Designated Affiliate shall receive in Exhibit D. If, for any reason not under control of Licensee, Designated Affiliates are unable to legally execute Stockholder Agreements contained in Exhibit C or shares may not be legally conveyed to Designated Affiliated according to schedule of assignments in Exhibit D, Licensor is responsible for making other such mutually agreed upon arrangements that have the effect of satisfying the intention of the designation and amending assignments in Exhibit D accordingly.  Shares shall be granted according to the terms of the Stock Purchase Agreement in Exhibit C within 15 days following receipt at Licensee’s place of business of fully executed Stock Purchase Agreements and authorization of stock grants pursuant to this paragraph.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

3.2.           Licensee will pay to the Licensor earned royalties (“Earned Royalties”) as follows:

(a)
In consideration for the grant of rights to Technology subject of this agreement and subject to Subparagraphs 3.2(b), 3.2(c), and 3.2(d) below, Licensee shall pay to Licensor a royalty of one and three quarters percent (1.75%) based upon Net Sales of Licensed Products during each License Year by Licensee (the "Running Royalty") for three (3) years. Thereafter, technology is available to Licensee for unrestricted, royalty-free for use.

(b)
In the event a Licensed Product is Sold by Licensee or a Sublicensee as a component (“Component”) or a combination product (“Combination Product”), and the Component is separately Sold by Licensee or a Sublicensee with a separate list price (“Component List Price”), the Earned Royalty due under this Paragraph 3.2 for Net Sales of the Combination Product will be calculated using the Component List Price rather than using the gross invoice price charged for the Combination Product.

(c)
In the event a Licensed Product is Sold by Licensee or a Sublicensee as a Component of a Combination Product, and the Component is not separately Sold by Licensee or a Sublicensee, then the Earned Royalty due under this Paragraph 3.2 for Net Sales of the Combination Product will be calculated using Component List Price as previously listed.

(d)
In the event a Licensed Service is Sold by Licensee or s Sublicensee as a part of a Sale of services (“Combination Services”), where the Combination Services include both Licensed Services and other services, and where such a Sale of Combination Services is invoiced as a single invoice without itemization as to the Licensed Services part of the Combination Services, the Licensee will inform the Licensor in writing and the Parties will agree to an appropriate pro-rata apportionment formula for such Sales of Combination Services.

(e)
Earned Royalties shall be paid by Licensee monthly no later than ninety (90) days after the Licensed Product or Licensed Service or Combination Product or Combination Service is Sold by Licensee or Sublicensee. Earned Royalties shall be due on the sale of Licensed Product used or sold after termination of this Agreement when such Licensed Product was made during the term of this Agreement.

(f)
Earned Royalties shall be paid to Licensor in United States Dollars.  For converting royalties into United States Dollars any royalties that accrue in a foreign currency, the parties shall use the average of the closing buying rates of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the first business day of each month of the License Year for which royalties are payable.

(g)
Licensee's obligation to pay Earned Royalties shall continue until ninety (90) days after the last day of the third year of this agreement. Licensee shall notify Licensor of the date of first commercial sale of Licensed Product within each country in which sales are made within thirty (30) days of the date of such first sale.

3.3.           Royalty Payments shall be payable to "EcoNexus" and sent to:
EcoNexus
5071 Rodeo Circle
Antioch, California 94531

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

4.  REPORTING BY LICENSEE

4.1.           Licensee shall prepare monthly royalty reports setting forth sales of Licensed Products during the Month by Licensee or Sub Licensee.  These reports shall be delivered to Licensor with the Running Royalty payments within ninety (90) days following the end of each License Month. Each such royalty report will include at least the following:

(a)	The number of Licensed Products Sold;

(b)	Gross revenue from Sale of Licensed Products and Licensed Services;

(c)	Net Sales pursuant to Paragraph 1.13;

(d)	Total Earned Royalties due Licensor; and

(e)	Names and addresses of any new Sublicensees along with a summary of the material terms of each new Sublicense Agreement entered into during the reporting quarter.

4.2.           If no Sales have occurred during the report period, a statement to this effect is required in the Royalty Report for that period.

5.  BOOKS AND RECORDS

5.1.           Licensee shall maintain full, true and accurate books of accounts and other records containing all particulars that may be necessary to ascertain and verify the royalties payable under this Agreement.  Upon Licensor's written request, Licensee shall permit independent Certified Public Accountants selected and paid for by Licensor to examine at reasonable times during regular business hours such of their records as may be reasonably necessary to determine the accuracy of any report and/or payment made under this Agreement. Said books and the supporting data will be open for five (5) years following the end of the calendar year to which they pertain for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement.  Such representatives of Licensor will be bound to hold all information in confidence except as necessary to communicate Licensee's performance with this Agreement to Licensor.
5.2.           To the extent practical and not inconsistent with any other provision herein, all reports and other documents provided hereunder and all calculations shall be made pursuant to generally accepted accounting principals as practiced by certified public accountants in the United States.

6.  IMPROVEMENTS OF LICENSEE

     Any improvements, patented or unpatented, made to the Technology by Licensee shall be the sole property of Licensee.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

7.  TRANSFER AND PROTECTION OF TECHNICAL INFORMATION

7.1.           Licensee acknowledges that Licensor considers the Technical Information to be proprietary information and Licensee agrees that it shall maintain the confidentiality thereof for five (5) years after the expiration or termination of this Agreement and use such Technical Information only within the scope authorized herein.
7.2.           Technical Information shall, where appropriate, be identified by placing a stamp thereon bearing the legend "EcoNexus Technology - Proprietary/Confidential."
7.3.           Notwithstanding paragraph 7.1 above, Licensee shall be permitted to disclose Technical Information to employees, suppliers, agents and other third parties if necessary for the sole purposes of analyzing, processing, developing, and selling Licensed Products pursuant to the terms of this Agreement; provided, however, that any such recipient of Technical Information shall be informed of the provisions of this Article 7 and shall agree in writing with Licensee to be bound to the confidentiality obligations pertaining to Technical Information under this Agreement.
7.4.           Subject to Paragraphs 7.5 below, each party will hold the other party's proprietary business and technical information, patent prosecution material and other proprietary information, including the negotiated terms of this Agreement, in confidence and against disclosure to third parties with at least the same degree of care as it exercises to protect its own data and license agreements of a similar nature.  This obligation will expire five (5) years after the termination or expiration of this Agreement.
7.5.           Nothing contained herein will in any way restrict or impair the right of Parties to use, disclose, or otherwise deal with any information or data which:
(a)
at the time of disclosure to a receiving party is generally available to the public or thereafter becomes generally available to the public by publication or otherwise through no act of the receiving party; or

(b)	the receiving party can show by written record was in its possession prior to the time of disclosure to it hereunder and was not acquired directly or indirectly from the disclosing party; or

(c)	is independently made available to the receiving party without restrictions as a matter of right by a third party; or

(d)	is independently developed by employees of the receiving party who did not have access to the information disclosed by the disclosing party; or

(e)	is subject to disclosure under requirements of law.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

7.6.           Should a third party inquire whether a license to Technology is available, Licensor may disclose the existence of this Agreement but will not disclose the name of Licensee unless Licensee has already made such disclosure publicly or unless Licensee otherwise consents.
7.7.           Parties agree to destroy or return to the disclosing party proprietary information received from the other in its possession within fifteen (15) days following the effective date of termination of this Agreement.  However, each party may retain one copy of proprietary information of the other solely for archival purposes in non-working files for the sole purpose of verifying the ownership of the proprietary information, provided such proprietary information will be subject to the confidentiality provisions set forth in this Agreement.  Parties agree to provide each other, within thirty (30) days following termination of this Agreement, with a written notice that proprietary information has been returned or destroyed.

8.  TERM AND TERMINATION

8.1.           This Agreement, unless sooner terminated as provided herein, shall terminate upon the seventh anniversary of the Effective Date.
8.2.           Licensor may terminate this Agreement if any of the following occur:
(a)	Licensee is in arrears in payment of Earned Royalties due pursuant to this Agreement, and Licensee does not provide full payment immediately upon demand; or

(b)
Licensee files or has filed against it a petition or proceedings, under any bankruptcy, insolvency or similar law, or becomes insolvent, makes an assignment for the benefit of creditors, appoints or has appointed a receiver or trustee over its property.

8.3.           If either party fails to fulfill any material obligations under this Agreement or materially breaches any of the representations, warranties, or covenants contained herein, the non-breaching party may terminate this Agreement upon written notice to the breaching party as provided below.  Such notice must contain a full description of the event or occurrence constituting a breach of the Agreement.  The party receiving notice of the breach shall have the opportunity to cure that breach within ninety (90) days of receipt of notice.  If the breach is not cured within that time, the termination will be effective immediately.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

8.4.           If Licensor terminates this Agreement under paragraphs 8.2, and/or 8.3, by reason of defaults by Licensee, Licensee shall cease using all Technology and at Licensor's request, return all Technical Information to Licensor, as well as any data generated by Licensee during the term of this Agreement which will facilitate the development of the Technology licensed hereunder.
8.5.           Licensee's obligation to pay royalties accrued under Article 3 hereof at the time of termination shall survive termination of this Agreement.  In addition, the provisions of Articles 9 and 13 shall survive such termination.
8.6.           Any failure on the part of either party to terminate hereunder shall not be deemed a condonation of such default or breach or a waiver of any future default or breach.
8.7.           Licensee will have the right at any time to terminate this Agreement in by giving notice in writing to Licensor. Such notice of termination will be subject to Article 22 (Notices) and termination of this Agreement will be effective ninety (90) days after the effective date of such notice.
8.9.           Termination of this Agreement by either party for any reason shall not affect and shall be without prejudice to the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement.
8.10.           Upon expiration of this Agreement, Licensee’s rights in the Technology shall be fully paid, provided Licensee has paid all Earned Royalties due to Licensor and has complied with all of its obligations under this Agreement.
8.11.           Any termination of this Agreement will not affect the rights and obligations set forth in the following Paragraphs:
Paragraph 1                      Definitions
Paragraph 8                      Books and Records
Paragraph 9                      Representations and Warranties
Paragraph 13                    Indemnification
Paragraph 17                    Governing Law and Jurisdiction
Paragraph 18                    Alternative Dispute Resolution

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

9.  REPRESENTATIONS AND WARRANTIES

9.1.           Licensor represents, covenants and warrants that Licensor has the right to enter into this Agreement, to grant to Licensee all of the rights granted herein, and to perform all other obligations of this Agreement and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach or default with respect to any agreements to which Licensor is subject.
9.2.           Licensee hereby represents and warrants that the execution, and performance of this Agreement by Licensee and the consummation of the transactions contemplated by this Agreement do not and will not conflict with or result in a breach of or default with respect to the provisions of any agreements to which Licensee is subject and will not (i) violate any provision of any law or regulation applicable to Licensee, or any other judgment or decree of any court or other agency of any government binding on Licensee, or (ii) require any approval by, consent of, or filing with, any person, entity, or agency of any government.

  10.  DISCLAIMER OF WARRANTIES

EXCEPT AS OTHERWISE PROVIDED HEREIN, THE TECHNOLOGY LICENSED UNDER THIS AGREEMENT IS PROVIDED ON AN "AS IS" BASIS, AND LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.  BY WAY OF EXAMPLE BUT NOT OF LIMITATION, LICENSOR MAKES NO REPRESENTATION OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

  11.  LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOSS OF BUSINESS, OR OTHER ECONOMIC DAMAGE, AND FURTHER INCLUDING INJURY TO PROPERTY, AS A RESULT OF BREACH OF ANY WARRANTY OR ANY MATERIAL OBLIGATION OF THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.  EACH PARTY ACKNOWLEDGES THAT THE FOREGOING SENTENCE REFLECTS AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THE PARTIES OF THE RISKS (KNOWN AND UNKNOWN) THAT MAY EXIST IN CONNECTION WITH THIS AGREEMENT, THAT SUCH VOLUNTARY RISK ALLOCATION WAS A MATERIAL PART OF THE BARGAIN BETWEEN THE PARTIES, AND THAT THE ECONOMIC AND OTHER TERMS OF THIS AGREEMENT WERE NEGOTIATED AND AGREED TO BY THE PARTIES IN RELIANCE ON SUCH VOLUNTARY RISK ALLOCATION.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

  12.  INSURANCE

12.1.           Licensee shall, before any Licensed Products are sold and throughout the term of this Agreement, obtain and maintain at its own cost and expense from an insurance company with Moody's Rating of A, a Comprehensive General Liability (CGL) insurance policy that will include a standard product liability endorsement covering Licensee and any products sold by Licensee based upon practice of the Technology.  Such insurance policy shall name Licensor, its officers, directors, trustees, employees and agents as additional insureds.  Such policy shall provide protection against all claims, demands and causes of action arising out of any defects or failures of any kind based upon the practice of the Technology by Licensee or use of any product resulting therefrom.  Commercial Form General Liability Insurance (contractual liability included) shall have at a minimum the following limits:

Each Occurrence ....................................................$500,000
Products/Completed Operations Aggregate……$1,000,000
Personal and Advertising Injury ............................$500,000
General Aggregate ..............................................$1,000,000

12.2.           Licensee shall furnish Licensor a certificate of insurance evidencing same within ten (10) days prior to the sale of Licensed Product.  In no event shall Licensee practice the Technology or sell or permit the sale of Licensed Products prior to receipt by Licensor of such evidence of insurance.
12.3.           Licensee shall notify Licensor in writing within thirty (30) days of any modification, alteration, cancellation or termination of any insurance policy issued to Licensee under this clause.  In the case of any cancellation, termination or other action adversely affecting the coverage required under paragraphs 12.1 and 12.2, Licensee shall obtain replacement coverage that complies with this Paragraph 12.  During any gap in coverage Licensee shall immediately cease selling Licensed Products until replacement coverage is obtained.  Failure to obtain, maintain and replace insurance as provided in this Paragraph 13 and the ongoing sale of Licensed Products with knowledge in a gap in insurance coverage shall provide Licensor with the immediate right to terminate this Agreement.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

  13.  INDEMNIFICATION

     Licensee agrees to indemnify, defend and hold harmless Licensor, its Affiliates and the officers, directors and employees of each of them (the "Licensor Indemnified Parties") against any claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) incurred by or awarded against the Licensor Indemnified Parties based on or resulting from any act or omission of Licensee, and/or its Affiliates relating to this Agreement.  This obligation shall survive the termination of this Agreement.  Licensee and Licensor shall give each other prompt notice of each threat, claim or suit arising from such conduct, and Licensee shall have sole control over the defense and/or settlement of such threats, claims or suit. This indemnification will include, but not be limited to, any product liability.

  14.  NOTICES AND PAYMENTS

14.1.           All notices and payments under this Agreement will be deemed to have been fully given and effective when done in writing and delivered in person, or mailed by registered or certified U.S. mail, or deposited with a carrier service requiring signature by recipient, and addressed as follows:

To Licensor:                          EcoNexus
5071 Rodeo Circle
Antioch, California 94531
Attn:           CEO

Reports:                                Same

Payments:                             Same

To Licensee:                          Octus, Inc.
803 2nd Street, Suite 303
Davis, CA 95616
Attn:           CEO

14.2           Either party may change its address upon written notice to the other party.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement
  15.  WAIVER

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.  None of the terms and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

  16.  SEVERABILITY

The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

  17.  GOVERNING LAW AND JURISDICTION

This Agreement shall be interpreted and construed in accordance with the laws of the State of California.  The parties hereby consent and submit to the exclusive jurisdiction of the respective federal and state courts in and of the State of California.

  18.  ALTERNATIVE DISPUTE RESOLUTION

18.1.           In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle those conflicts amicably between themselves.  Within five business days of receiving written notice from a party that a dispute exists, the parties shall meet and negotiate in good faith for a period not to exceed one business day to resolve such dispute.  If good faith negotiation between the representatives does not result in resolution, each party shall nominate one representative having a position not less than vice president or his/her designee, to participate in additional good faith negotiations (“High Level Negotiations”) within ten business days after the first negotiation.  If within thirty (30) days of the start of such High-Level Negotiations there is no resolution of the dispute, the parties shall each submit a written statement within five (5) business days to a third party mediator utilizing the services for voluntary mediation of technology licensing and contract issues.   The parties and the mediator shall meet within five (5) business days of the written submission for a non-binding mediation session.  The cost of mediation shall be shared equally by the parties.
18.2.           Should the parties not resolve their issues by mediation within one hundred twenty (120) days of initiation of the mediation process, the dispute shall be subject to arbitration.  All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules.  All documents and correspondence in relation to those disputes shall be drafted in English and the arbitration shall be conducted in English.  The arbitrators to be appointed shall have a good working knowledge of the English language.  The place of arbitration shall be Sacramento, California, USA.  The arbitration award shall be final, binding and not subject to appeal and shall be enforceable in any court of competent jurisdiction.  The party in whose favor the arbitration award is rendered shall be entitled to recover the cost and expenses of the arbitration panel.  However, the parties own internal management time and costs (including the costs of the in-house counsel) and the costs of outside lawyers shall be borne by each party.

OCTUS, INC.	CONFIDENTIAL

Exhibit A	License Agreement

  19.  SCOPE OF AGREEMENT

19.1.           This Agreement incorporates the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, whether oral or written, between the parties relating to the subject matter hereof.
19.2.           This Agreement may be altered or modified only by written amendment duly executed by the Parties.

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

Octus, Inc.	EcoNexus

By: Chris Soderquist	By: Glen Laughton
Title: CEO	Title: CEO
Date:	Date:

OCTUS, INC.	CONFIDENTIAL

EXHIBIT A

Technology Subject to this License

DEFINITIONS

The EcoNexus Environmental Impact Manager is a combination of hardware and software as a service components which provide an energy management system designed for global companies to see their location’s energy consumption or renewable energy generation by country/state or province/zip code/city/campus/building/floor/electrical panel board/circuit/device.  Information can be displayed yearly/monthly/daily/hourly/ or real-time.   EcoNexus EIM contains the world’s 1st double bottom line electric bill showing the hard dollar costs as well as the environmental impact equivalents.  These bills can be used for commercial tenants so they can stop paying for electricity by square footage; for department charge-backs; or for renewable energy power purchase agreements.  There is also an eco-marketing module utilizing the Google Earth interface to 3rd party validate the greenness of a company.  There are other features to the product, but these are the main ones.

The Intellectual Property license for the EcoNexus Environmental Impact Manager, however, is limited to a snapshot copy of the software portion of the system on the date this instrument is executed.  All hardware and related services to the EcoNexus Environmental Impact Manager are excluded from this contract. This snapshot includes all schemas, software, configurations, application programming interfaces, data models, software development kits, utilities, etc., necessary to operate EIM fully in the presence of appropriate hardware. Said hardware is not subject to this license.

Exclusion example: If branch circuit monitoring is needed by an Octus customer, then EcoNexus (the company) can be engaged in a partnering and profit-sharing fashion to provide the necessary designs, hardware, circuit tracing, installations, double bottom line billing services, eco-Marketing, etc. to fulfill the customer’s needs.  Compensation for those services will be separate from this agreement.

TECHNICAL INFORMATION

Technologies linked to the EcoNexus platform that may be used for Octus:

DB2 and part of the EcoNexus schema, the administrative part of the schema such as company/group of users, users, site, floor/suite and a few references table, the specific deployment part linked to EcoNexus monitoring would not be involved.

We will setup a prefix on Octus table necessary for their deployment such as "OCT_" to differentiate them from "EM_" (EM for EnergyMon, the original EcoNexus product name).

Some sourcing data primitive to get data from the data-warehouse supporting star schema will be used (nothing really transcendental, this is quite vulgar code with no IP value).

The reporting star schema to support Octus model would be different, except the geography dimension (we find those type of dimension in most data- warehouse solution).

OCTUS, INC.	CONFIDENTIAL

A-1

Exhibit A	License Agreement

The SOAP/web server infrastructure will be used but the data services pushing the data in the schema would be differentiable very easily.

The tools to develop bought or rented will be (Erwin and the graphic iLog Library).

By taking this development approach we would certainly bring the best of the existing solution with a minimal impact for each business. This level of independency guaranties the integrity of each solution in case of any commercial discordance.

UI control sets that may be commonly used for PHP-based systems:

  - dhtmlxGrid

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OCTUS, INC.	CONFIDENTIAL

A-2

Exhibit B

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Agreement is made and entered into, as of February 5, 2010 ("Effective Date"), by and between Octus, Inc.. ("Company"), having a principal place of business at 803 ri Street, Suite 303, Davis, CA 95616 and Strea.m2Peers a corporation, of the state of Delaware, having a principal place of business at 320 Decker Drive, Irving, TX 75062 ("Contractor").

1  Engagement of Services. Company may issue Project Assignments to Contractor in the form attached to this Agreement as Exhibit A (Project Assignment), A Project Assignment will become binding when both parties have signed it and once signed. Contractor will be obligated to provide the services as specified in such Project Assignment, The terms of this Agreement will govern all Project Assignments and services undertaken by Contractor for Company.

2  Compensation; Timing. Company will pay Contractor the fee set forth in each Project Assignment for the services provided as stxxified in such Project Assignment. If provided for in the Project Assignment, Company will reimburse Contractor's expenses no later than thirty (30) days after Company's receipt of Contractor's invoice, provided that reimbursement for expenses may be delayed until such time as Contractor has furnished reasonable documentation for authorized expenses as Company may reasonably request. Upon termination of this Agreement for any reason, Contractor will be (a) paid fees on the basis stated in the Project Assignment(s) and (b) reimbursed only for expenses that are incurred prior to termination of this Agreement and which are either expressly identified in a Project Assignment or approved in advance in writing by an authorized Company manager.

3  Independent Contractor Relationship. Contractor's relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Contractor will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Contractor is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager, Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Contractor is solely responsible for, and must maintain adequate records of expenses incurred in the course of performing services under this Agreement No part of Contractor's compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing Form 1099-MISC with the. internal Rcvenue Service as required by law.

4  Disclosure and Assignment of Work Rusultin from Project Assignments.

4.1
Innovations" and "Company Innovations" Definitions. "Innovations" means all discoveries, designs, develop ments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress. 'I-Company Innovations" means Innovations that Contractor, solely or jointly with others, conceives, develops or reduces to practice related to any Project Assignment.

4.2
Disclosure and Assignment of Company Innovations. Contractor agrees to maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company. Contractor agrees to promptly disclose and describe to Company all Company Innovations. Contractor hereby does and will assign to Company or Company's designee all of Contractor's right, title and interest in and to any and all Company Innovations and all associated records. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Contractor to Company, Contractor hereby grants to Company an exclusive, royalty-free, transferable, imvocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest, To the extent any of the rights, title and interest in and to the Company innovations can neither be assigned nor liCensed by Contractor to Company. Contractor hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company's successors in interest.

Octus Energy	Independent Contractor Services Agreement

4.3
Assistance. Contractor agrees to perform, during and after the term of this Agreement, ail acts that Company deems necessary or desirable to permit and assist Company, at its expense., in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure Contractor's signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Company innovations as provided under this Agreement. Contractor hereby irrevocably designates and appoints Company and Company's duly authorized officers and agents as Contractor's agents and attorneys-in-fact to act for and on Contractor' s behalf and instea.d of Contractor to take all lawfully permitted acts to further the filing, prosecution. registration, mernorialization of assignment, issuance and enforcement of rights under such Company innovations, all with the same legal force and effect as if executed by Contractor. The foregoing is deemed a power coupled with an interest and is irrevocable.

4.4	Out Innovations. If Contractor incorporates or permits to be incorporated any innovations relating in any way, at the time of conception, reduction to practice, creation, derivation, development or making of such innovation, to Company's business Or actual or demonstrably anticipated research or development but which were conceived, reduced to practice, created, derived, developed or made by Contractor (solely or jointly) either unrelated to Contractor's work for Company under this Agreement or prior to the Effective Date (collectively, the "Ow-of-Seope Innovations') into any of the Company Innovations, then Contractor hereby grants to Company and Company's designees a non-exclu.sive, royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to such Out-of-Scope Innovations- Notwithstanding the foregoing, Contractor agrees that Contractor will not incorporate, or permit to be incorporated, any lnnovatioris conceived, reduced to practice, created, derived, developed or made by others Of any Out-of-Scope. Innovations into any Company Innovations without Company's prior written consent. No part of this paragraph 44 is intended to covey any rights to EcoNexus Technologies not provided for in the accompanying License Agreement.

5     Confidentiality.

5.1	Definition of Confidential Information. "Confidential information" means (a) any technical and non-technical information related to the Company's business and current, future and proposed products and services of Company, including for example and without limitation, Company Innovations, Company Property (as (Wined in Section 6 "OwnerKhip and Return of Confidential Information and Company Property"), and Company's information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information and marketing plans and (b) any information that may be made known to Contractor and that Company has received from others that Company is obligated to treat as confidential or proprietary.

Octus Energy	Independent Contractor Services Agreement

5.2	Nondisclosure and Nonuse Obligations Except as permitted in this Section, Contractor shall not use, disseminate. or in any way disclose the Confidential Information. Contractor may use the Confidential Information solely to perform Project Assignment(s) for the benefit of Company. Contractor shall treat all Confidential Information with the same degree of care as Contractor accords to Contractor's own confidential information, but in no case shall Contractor use less than reasonable care, If Contractor is not an individual, Contractor shall disclose Confidential Information only to those of Contractor's employees who have a need to know such information. Contractor certifies that each such employee will have agreed, either as a condition of employment or in order to obtain the Confidential information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Contractor under this Agreement. Contractor shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Contractor shall assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. Contractor agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

5.3	Exclusions from Nondisclosure and Nonuse Obligations. Contractor's obligations under Section 5.2. (Nondisclosure and Nonuse Obligations) shall not apply to any Confidential Information that Contractor can demonstrate (a) was in the public domain at or subsequent to the time such Confidential Information was communicated to Contractor by Company through no fault of Contractor; (b) was rightfully in Contractor's possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Contractor by Company; or (c) was developed by employees of Contractor independently of and without reference to any Confidential Information communicated to Contractor by Company., A disclosure of any Confidential Information by Contractor (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Contractor shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent sash disclosure.

6     Ownership and  Return of Confidential Information and Company Property. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) furnished to Contractor by Company, whether delivered to Contractor by Company or made by Contractor in the performance of series under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the "Company Property"), are the sole and exclusive property of Company or Company's suppliers or customers. Contractor agrees to keep all Company Property at Contractor's premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Contractor shall destroy or deliver to Company, at Company's option, (a) all Company Property and (b) all materials in Contractor's possession or control that contain or disclose any Confidential Information. Contractor will provide Company a written certification of Contractor's compliance with Contractor's obligations under this Section.

7     Observance of Compackv Rules, At all times while on Company's premises, Contractor will observe Compa.ny-F., rules and regulations with respect to conduct, health, safety and protection of persons and property.

8     No Conflict of Interest. During the term of this Agreement, Contractor will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Contractor's obligations, or the scope of services to be rendered for Company, under this Agreement.. Contractor warrants that, to the best of Contractor's knowledge, there is no other existing contract or duty on Contractor's part that conflicts with or is inconsistent with this Agreement. Contractor agrees to indemnify Company from any and all loss or Liability incurred by reason of the alleged breach by Contractor of any services agreement with any third party.

Octus Energy	Independent Contractor Services Agreement

9     Term and Termination..

9.1	Term. This Agreement is effective as of the Effective Date set forth above and will terminate on May 31, 2010 unless terminated earlier as set forth. below.

9.2	Termination by Company. Except during the term of a Project Assignment, Company may terminate this Agreement without cause at any time, with termination effective fifteen (15) days after Company's delivery to Contractor of written notice of termination. Company also may terminate this Agreement (a) immediately upon Contractor's breach of Section 4 (Disclosure and Assignment of Work Resulting from Project Assignments), 5 (Confidentiality) or 10 (Noninterference with Business) or (b) immediately for a material breach by Contractor if Contractor's material breach of any other provision under this Agreement or obligation under a Project Assignment is not cured within ten (10) days after the date of Company's written notice of breach.

9.3	Termination by Contractor. Contractor may terminate this Agreement without cause at any time, with termination effective fifteen (l5) days after Contractor's. delivery to Company of written notice of termination. Contractor also may terminate this Agreement immediately for a material breach by Company if Company's material breach of any .provision of this Agreement is not cured within ten (10) days after the date of Contractor's written notice of breach.

9.4
Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Company shall pay Contractor for services performed under this Agreement as set forth in each then pending Project Assignment(s), The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 4 (Disclosure and Assignment of Work Resulting from Project Assignments), 5 (Confidentiality). 6 (Ownership and Return of Confidential Information and Company Property), 10 (Noninterference with Business) and 1 1 (General Provisions) will survive any termination or expiration of this Agreement.

10   Noninterference with Business. During this Agreement, and for a period of two (2) years immediately following the termination or expiration of this Agreement, Contractor agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Company.

11General Provisions.

11.1	Successors and Assigns. Contractor may not subcontract or otherwise delegate Contractor's obligations under this Agreement without Company's prior written consent, Subject to the foregoing, this Agreement will be for the benefit of Company's successors and assigns, arid will be. binding on Contractor's assignees.

11.2	Injunctive Relief. Contractor's obligations under this Agreement are of a unique character that gives them particular value; Contractor's breach of any of such obligations will result in irreparable and continuing damage to Company for which money damages are insufficient., and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate).

11.3	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows. with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail., return receipt requested, upon verification of receipt, Notice shall be sent to the addresses set forth above or to such other address as. either party may provide in writing.

Octus Energy	Independent Contractor Services Agreement

11.4
Governing Law; Forum.. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

11.5	Severability. If a court of law holds any provision of this Agreement to be illegal invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

11.6	Waiver Modification. If Company waives any term, provision or Contractor's breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Contractor. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.

11.7	Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous agreements concerning such subject matter, written or oral.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written

	"Company"		"Contractor"

	Octus, Inc.		Stream2Peers

By:	/s/ John Argo	By:	/s/ Thierry Laurent

Name:	John Argo	Name:	Thierry Laurent
Title	Director of Energy Projects	Title:	CEO

Exhibit A

PROJECT ASSIGNMENT
Deliver customer-ready web application within 60 days meeting requirements specified within the attached Exhibit C SmartSuite C.1 Requirements document attached., producing the listed deliverables, and meeting the milestones listed below:

Deliverables	Milestones

Code base	Controls complete (C. I. requirements)

Data model	Monitoring enabled (C.2.2 requirement)

Software, component inventory	Rate, equipment configuration (C3.1-2)

Architecture description	Reporting complete (C.3.3)

Prioritized features for next release	Self registration enabled (C,4.1)

Single user UAT (user TBD)	Administrative functionality (C.41-5)

Acceptance Criteria	Acceptance Procedure

UAT complete, all code checked it. MTP complete	Submit draft documents, address feedback items, submit revised documents. JA/DG to approve

Payment of Fees. Fee will be (CHECK ONE):

☒	Fixed price for completion of $21,875 (USD) as described in Section 8 of attached "Octus smart energy Development Proposition 1.1" agreement contained in Exhibit B. Final payment will be made on delivery and acceptance of assignment deliverables.

☐	Based on a rate per hour of

☒	Other, as follows (describe payment): Conditioned on successful, on-time completion, common. stock share grant per attached "Restricted. Stock Purchase Agreement" in Exhibit C or this document.

If either party for any reason terminates this Project Assignment or the Independent Contractor Services Agreement that governs it, fees will be paid based on (CHECK ONE):

☒	Contractor time spent

☒	The proportion of the deliverables furnished Company. as determined by Company.

☐	Other, as follows (describe payment):

NOTE: This Project Assignment is governed by the terms of an Independent Contractor Services Agreement in effect between Company and Contractor. Any item in this Project Assignment that is inconsistent with such ageement is invalid.

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IN WITNESS WHEREOF, the parties have executed this Project Assignment as of the later date below.

	"Company"		"Contractor"

	Octus, Inc.		Stream2Peers

By:	/s/ John Argo	By:	/s/ Thierry Laurent

Date:	February 5, 2010	Date:	February 5, 2010
Name:	John Argo	Name:	Thierry Laurent
Title	Director of Energy Projects	Title:	CEO

Exhibit B

PAYMENT TERMS: CASH PAYMENTS

Attached ("Development Proposition version 1.1,pdf") is original proposal for engagement that describes payment terms contained in Section 8 of the attachment to be used for this project assignment.

Exhibit C

PAYMENT TERMS: STOCK GRANT
Attached is the Restricted Stock Purchase Agreement for partial payment of work performed pursuant to this agreement.

Exhibit D

PROJECT REQUIREMEINTTS
The attached document "SmartSuit C.pdf'original proposal for engagement that describes payment terms contained in Section 8 of the attachment to be used for this project assignment.

OCTUS, INC.	CONFIDENTIAL

EXHIBIT C

RESTRICTED STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is dated as of the 3rd day of February, 2010 (the “Effective Date”), and is entered into by and between Octus, Inc. a Nevada corporation (the “Company”) and ________________ (the “Purchaser”) (each a “Party” and collectively, the “Parties”).

The Company desires to license intellectual property from the Purchaser.  In consideration of the promises, representations, warranties, covenants and conditions set forth in this Agreement, the Parties hereto mutually agree as follows:

1. Issuance of Shares; Purchase Price.  At the Effective Time, the Company shall sell and issue to Purchaser, and Purchaser shall acquire from the Company, one-hundred thousand (100,000) shares (the “Shares”) of the Company’s common stock, $0.001 par value per share.  The consideration for the Shares shall consist of intellectual property rendered to the Company by the Purchaser.

2. Right to Repurchase Shares.

2.1 Vesting Upon a Change in Control.  In the event of a “Change in Control” (as defined below), the Company’s right to repurchase pursuant to any Section of this Agreement shall expire with respect to all the Shares immediately upon the execution of an agreement to effect such Change in Control.  The number of Shares with respect to which the Company’s right to repurchase shall expire pursuant to this Agreement shall be appropriately adjusted for stock dividends, combinations, splits, recapitalizations and the like.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any one of the following: (i) a sale of substantially all of the Company’s assets; or (ii) any merger, consolidation or reorganization of Company whether or not another entity is the survivor, pursuant to which holders of all the shares of capital stock of Company outstanding prior to the transaction hold, as a group, less than 50% of the shares of capital stock of Company outstanding after the transaction.

2.2 Lapse of Repurchase Rights.  The Company’s right to repurchase Shares shall lapse after six months after the Effective Date:

2.3 Exercise of Repurchase Right.  The Company may exercise its right to repurchase shares on a pro-rata basis over six months should the Purchaser be terminated for any reason or should Purchaser stop working for the Company within six months. Such exercise as set forth in this Section 2 by written notice to the Purchaser within 90 days after the first anniversary of the Effective Date after which time the Company’s right to repurchase such shares will expire.  If the Company (or its assignee) exercises its right of repurchase, the Purchaser shall, if necessary, endorse and deliver to the Company (or its assignee) the stock certificate(s) representing the portion of Shares being repurchased, and the Company (or its assignee) shall pay the Purchaser the total repurchase price in cash upon such delivery.  The Purchaser shall cease to have any rights with respect to such repurchased portion of the Shares immediately upon receipt of the repurchase price from the Company.

3. Other Restrictions on Resale of Shares.

3.1 Legends.  The Purchaser understands and acknowledges that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), and that under the Act and other applicable laws the Purchaser may be required to hold such Shares for an indefinite period of time.  Each stock certificate representing Shares shall bear the following legends, as well as any other legend that the Company may reasonably determine is necessary or appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

4. Representations and Acknowledgments of the Purchaser.  The Purchaser hereby represents, warrants, acknowledges and agrees that:

4.1 Investment.  The Purchaser is acquiring the Shares for the Purchaser’s own account, and not directly or indirectly for the account of any other person.  The Purchaser is acquiring the Shares for investment purposes only and not with a view to distribution or resale thereof except in compliance with the Act and any applicable state laws regulating securities.

4.2 Access to Information.  The Purchaser has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of the Company.  The Purchaser has had access to such financial and other information as is necessary in order for the Purchaser to make a fully informed decision as to investment in the Company, and has had the opportunity to obtain any additional information necessary to verify any of such information to which the Purchaser has had access.

4.3 Pre-Existing Relationship.  The Purchaser further represents and warrants that he has either (i) a pre-existing relationship with the Company or one or more of its officers or directors consisting of personal or business contacts of a nature and duration which enable him to be aware of the character, business acumen and general business and financial circumstances of the Company or any such officer or director with whom such relationship exists or (ii) such business or financial expertise as to be able to protect his own interests in connection with the purchase of the Shares.

4.4 Speculative Investment.  The Purchaser understands that his purchase of the Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part; the amount of such investment is within the Purchaser’s risk capital means and is not so great in relation to the Purchaser’s total financial resources as would jeopardize the personal financial needs of the Purchaser and the Purchaser’s family in the event such investment were lost in whole or in part.

4.5 Unregistered Securities.

(a) The Purchaser must bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the Act and therefore cannot and will not be sold unless they are subsequently registered under the Act or there exists an available exemption from such registration.  The Company has made no agreements, covenants or undertakings whatsoever to register the Shares, or any portion thereof, under the Act.  The Company has made no representations, warranties or covenants whatsoever as to whether there exists any exemption from the Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Act, and that any such exemption pursuant to Rule 144, if available at all, will not be available unless:  (i) a public trading market then exists in the Company’s common stock, (ii) adequate information as to the Company’s financial and other affairs and operations is then available to the public, and (iii) all other terms and conditions of Rule 144 have been satisfied.

(b) The Shares have not been registered or qualified under any applicable state laws regulating securities and therefore the Shares cannot and will not be sold unless they are subsequently registered or qualified under any such applicable state laws or there exists an available exemption therefrom.  The Company has made no agreements, covenants or undertakings whatsoever to register or qualify the Shares under any such state laws.  The Company has made no representations, warranties or covenants whatsoever as to whether any exemption from such states laws will become available.

5. Tax Advice.  The Purchaser acknowledges that the Purchaser has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the ownership, purchase, or disposition of the Shares.  The Purchaser assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with such Shares.  The Purchaser has executed and delivered to the Company an Acknowledgement, attached hereto as Attachment 1.

6. Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery or sent by facsimile, addressed (i) if to the Purchaser, at the address set forth on the signature page hereof or such other address as it has furnished to the Company in writing, or (ii) if to Company, at the address set forth on the signature page hereof or such other address as it has furnished to the Purchaser in writing in accordance with this subsection.  A notice shall be deemed effectively given, (a) upon personal delivery to the party to be notified; (b) one business day after transmission by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

7. Binding Effect.  This Agreement shall be binding upon the heirs, legal representatives and successors of the Company and of the Purchaser; provided, however, that the Purchaser may not assign any rights or obligations under this Agreement.  The Company’s rights under this Agreement shall be freely assignable.

8. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed entirely within the State of California by residents of the State of California.

9. Entire Agreement.  This Agreement constitutes the entire agreement of the parties pertaining to the Shares and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.

10. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OCTUS, INC.
A Nevada corporation

By:	/s/
Christian J. Soderquist
Chief Executive Officer

PURCHASER

By:	Name
Address:

ATTACHMENT 1

ACKNOWLEDGMENT AND STATEMENT
OF DECISION REGARDING ELECTION
PURSUANT TO SECTION 83(b) OF
THE INTERNAL REVENUE CODE

           The undersigned (which term includes the undersigned’s spouse, if applicable), purchaser of 100,000 shares of Common Stock of Octus, Inc., a Nevada corporation (the “Company”), pursuant to a Restricted Common Stock Purchase Agreement dated as of February ____, 2010 (the “Agreement”), hereby states as follows:

           1.           The undersigned acknowledges receipt of a copy of the Agreement.  The undersigned has carefully reviewed the Agreement.

           2.           The undersigned either [check as applicable]:

                      ___  (a) has consulted and has been fully advised by, the undersigned’s own tax advisor, _________________________, whose business address is _____________________________,  regarding the federal, state and local tax consequences of purchasing the shares under the Agreement, and particularly regarding the advisability of making elections pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and pursuant to the corresponding provisions, if any, of applicable state laws; or

                      ___  (b) has knowingly chosen not to consult such a tax advisor.

           3.           The undersigned hereby states that the undersigned has decided [check as applicable]:

                      ___  (a) to make an election pursuant to Section 83(b) of the Code, and is submitting to the Company, together with the undersigned’s executed Agreement, an executed “Election Pursuant to Section 83(b) of the Internal Revenue Code,” which is attached hereto as Exhibit A; or

                      ___  (b) not to make an election pursuant to Section 83(b) of the Code.

           4.           Neither the Company nor any representative of the Company has made any warranty or representation to the undersigned with respect to the tax consequences of the undersigned’s purchase of shares under the Agreement or of the making or failure to make an election pursuant to Section 83(b) of the Code or the corresponding provisions, if any, of applicable state law.

           5.           The undersigned is also submitting to the Company, together with the Agreement, an executed original of an election, if any is made, of the undersigned pursuant to provisions of state law corresponding to Section 83(b) of the Code, if any, which are applicable to the undersigned’s purchase of shares under the Agreement.

Date:  ________________, 2010

______________________________________
Purchaser

Date: _______________, 2010	__________________________________________________
Purchaser’s Spouse, if applicable

EXHIBIT A

ELECTION PURSUANT TO SECTION 83(b)
OF THE INTERNAL REVENUE CODE

           The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in the undersigned’s gross income for the 2009 taxable year the excess (if any) of the fair market value of the property described below, over the amount the undersigned paid for such property, and supplies herewith the following information in accordance with the Treasury regulations promulgated under Section 83(b):

           1.           The undersigned’s name, address and taxpayer identification (social security) number are:

Name:	____________________________________________________________

Address:	____________________________________________________________

____________________________________________________________

Social Security Number:	__________________________________

           2.           The property with respect to which the election is made consists of 100,000 shares of Common Stock of Octus, Inc., a Nevada corporation (the “Company”).

           3.           The shares were transferred to the undersigned on ___________________, 2010, and the taxable year to which this election relates is 2010.

           4.           The shares are subject to the following restrictions: (a) a right of repurchase by the Company, at the initial purchase price, if certain milestone events are not achieved before the first anniversary of the date of purchase of the shares, with the repurchase right lapsing as to a portion of the shares upon the occurrence of one or more of the various events, with a portion of the shares vesting upon the occurrence of each particular event.

           5.           The fair market value of the shares at the time of transfer (determined without regard to any restrictions other than those which by their terms will never lapse) was $________ per share.

           6.           The amount paid for the shares by the undersigned was $_____ per share.

           7.           A copy of this election has been furnished to the Company.

Date: ___________, 2010	______________________________________

Name: ______________________

OCTUS, INC.	CONFIDENTIAL

EXHIBIT D

Schedule of Stock recipients pursuant to this agreement:

Recipient (“Designated Affiliate”)	Number of Shares to be Granted
Glen Laughton	100,000

Total	100,000

OCTUS, INC.	CONFIDENTIAL

D-1